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                                   EXHIBIT 3.3


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                                CERTIFICATE OF AMENDMENT

                                            OF

                              CERTIFICATE OF INCORPORATION

                                            OF

                                    EVANS BANCORP, INC

                  UNDER SECTION 805 OF THE BUSINESS CORPORATION LAW

                     We, the undersigned, the President and Secretary of Evans Bancorp, Inc. (hereinafter called the "Corporation") hereby certify:

                     FIRST: The name of the Corporation is Evans Bancorp,
          Inc,

                     SECOND: The original Certificate of Incorporation was filed with the Department of State on October 28, 1988,

                     THIRD: The Certificate of Incorporation is amended as authorized by Section 801 of the Business Corporation Law to effectuate a 5-for-1 stock split and to increase the number of authorized shares of common stock.

                     FOURTH: Article 4 of the Certificate of Incorporation is amended to read as follows:

                          "4, Number of Shares, The aggregate number of shares which the Corporation shall have authority to issue is: Ten Million (10,000,000) shares, all of which shall be common shares of the par value of 50 cents ($.50) each."

                     FIFTH: The Corporation presently has 1,000,000 common shares, par value $2.50 each, authorized, of which 339,790 shares, par value $2.50, are issued and outstanding. The 339,790 shares, par value $2.50, which are presently issued and outstanding shall be converted into 1,698,950 shares, par value $.50 each, at the rate of five shares, par value $.50, for each one share, par value $2.50, presently issued and outstanding.
          The 660,210 authorized but unissued shares, par value $2.50 per share, shall also be converted into 3,301,050 shares, par value $.50 per share, at the rate of five shares, par value $.50 each, for each one share, par value $2.50, and the total number of authorized, but unissued shares shall be increased to 8,301,050, par value $.50 each.

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                                      -2-

                     SIXTH: The foregoing Amendment of the Certificate of Incorporation was first authorized by a majority of the Directors of the Corporation at a meeting duly called and then followed by the vote of the holders of more than a majority of the shares entitled to vote at a meeting of shareholders.

                     IN WITNESS WHEREOF, the undersigned have subscribed this Certificate and affirmed that the statements contained herein are true under the penalties of perjury on this 29th day of April, 1997.



                                            /S/ Richard M. Craig
                                            --------------------------------
                                            Richard M. Craig, President


                                            /S/ Robert W. Allen
                                            --------------------------------
                                            Robert W. Allen, Secretary